EXHIBIT 10.32

EMPLOYMENT AGREEMENT WITH

Jennifer A. Williamson

AGREEMENT by and between New West Technologies, LLC of 10333 E. Dry Creek Road, Englewood, CO 80112 ("Company'), and Jennifer A. Williamson of 1153 Quebec Street, Denver, CO 80220 ("Employee").

Based on outstanding performance, the company considers this employee to have an integral role in the success of the company and the intent of this employment agreement is to encourage employee to stay in the employ or the company, and to reward them for their continued loyalty.

NOW, THEREFORE, in consideration or the mutual promises and obligations of the parties contained herein, and other good and valuable consideration, it is agreed as follows:

1.	Term of Employment.

Company currently employs Employee and Employee hereby agrees to continua employment by Company under the terms and conditions of this Agreement beginning as of May 1, 2013, and continuing for three years.

2.	Duties and Functions.

(a)

Employee's duties shall be to represent the Company as an executive; to effectively manage contract rights and obligations, and the employees assigned to carry them out pursuant to Company policies and procedures; and to perform other duties as reasonably assigned and agreeable by the Employee.

(b)	Employee shall report to Company's Chief Executive Officer or any person delegated in writing by the Chief Executive Officer.

(c)

Employee's official title shall be Chief Administrative Officer. During the term of this Agreement, Employee will devote Employee's full time and efforts to the business of Company (and any business of any Strategic partner which is assigned to the Employee by the CEO) and Employee will not engage in professional work or any trade or business which directly competes, conflicts or interferes with the performance of Employee's duties hereunder as determined by the Company.

(d)	Employee's work place shall be determined by mutual consent.

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3.	Cash Compensation and Expenses.

(a)

For the services to be rendered under this Agreement, Employee shall continue to receive an annual salary In the amount of $144,000 as adjusted based on merit at the end of each calendar year as set forth In Paragraph 4 below. The payment shall be made in such installments as correspond to the normal payroll procedure of Company.

(b)	Bonuses, as set forth in Paragraph 4 below.

(c)	The Company will reimburse Employee for all expenses properly incurred by Employee in the performance of Employee's duties hereunder pursuant to Company policies.

4.	Compensation Adjustments and Bonuses.

(a)	Employee shall receive at least a 2% annual salary adjustment to be provided as of the next payroll cycle after the end of the Company's fiscal year.

(b)

The Company will establish an employee performance merit system that contains reasonable provisions designed to incentivize employees to act in an ethical and professional manner, follow Company policies and procedures, and create profit for the Company. The employee performance merit system will generally apply to all Company employees but shall have more beneficial provisions applicable to executives, including Employee. The employee performance merit system shall Include:

I.	The opportunity to earn bonuses on a schedule to be determined by the Company, and

II.	The opportunity to earn annual salary adjustments that are greater than 2%.

5.	Benefits and Perquisite.

(a)

Employee shall be entitled to all standard employee benefits and retirement plans as determined as described In Company Policies. In the event of any proposed material change to Employee's benefits after the Effective Date, Company agrees to inform the Employee in advance and consider and respond to Employee's reasonable comments to the proposal.

(b)	Employee shall earn four weeks of vacation annually determined pursuant to Company policy.

(c)

Employee shall be entitled to use of a Company owned automobile, or an automobile allowance, as described in Company policies. Employee shall be responsible for taxes related to the automobile use, such taxes are applicable, as described in Company policies.

(d)	Employee shall be entitled to a Company provided phone, computer, and other standard Company perquisites as described In Company policies.

(e)	The Chief Executive Officer may, from time to time, provide other benefits or perquisites to Employee, upon merit, in the Company's sole discretion.

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6.	Termination for Cause.

(a)

The Company may, without notice, terminate the employment of Employee under this Agreement for Cause. In such event, Employee shall not receive a severance package and shall not be eligible for continued compensation after the date of termination.

(b)

"Cause" shall be defined In this Agreement as follows: (a) Employee's fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) Employee's Indictment on any felony charges, or conviction of or a plea of guilty or no contest to a felony or other crime of moral turpitude; (c) Employee's illegal use of drugs at any time, or excessive use of alcohol in the workplace or while representing Company; (d) Employee's intentional and willful misconduct that may subject Company to criminal or civil liability or public disrepute; (e) Employee's breach of the duly of loyally to Company or diversion or usurpation of corporate opportunities properly belonging to Company; (f) Employee's conduct that may cause Company or Its Strategic partners to be debarred from government contract work; (g) Employee's willful disregard of material policies and procedures of Company; (h) Employee's breach of a material term of this Agreement or any other written agreement between Company and Employee; (i) Employee's failure to satisfactorily perform the duties of Employee's position (including but not limited to insubordination or poor attendance) after a written warning and a reasonable opportunity to Improve.

7.	Termination by Mutual Consent.

If New West and the employee mutually agree that it would be in the best interests of both parties to have the employee join a strategic partner company then at such point, there should be negotiated by mutual consent a severance package that completes the provisions of this agreement and is not in conflict with any similar agreement that may be negotiated between the employee and the new employer.

8.	Confidential Information.

(a)

Employee and Company recognize that due to the nature or Employee's employment and relationship with Company, Employee has had, and will have, access to confidential information and trade secrets relating to the business and operations of Company, including this Agreement and all its terms and conditions. Employee acknowledges that such Information is or central importance to Company's business and that disclosure of it to, or its use by, others could cause substantial loss to Company. Accordingly, unless required by order of a court, Employee will keep confidential any trade secrets or confidential or proprietary information of Company which is now or which hereafter becomes known to Employee as a result of Employee's employment by Company, and Employee shall not at any time directly or indirectly disclose any such information to any person, entity or corporation, or use the same in any way other than in connection with the business of Company (or its Strategic partners) during Employee's employment and at all times after the termination of Employee's employment. This covenant to preserve confidentiality supplements and does not supplant Employee's obligations to preserve confidentiality that are imposed by law, administrative regulations, rules, codes, ordinances and executive orders, and by contractual obligations or the Company to other parties.

(b)

Employee shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Company, any of Its Strategic partners or any of Company's or its Strategic partners' officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or Confidential Information of Company, any of its Strategic partners or any or Company's or its Strategic partners' business affairs, officers, employees, consultants, agents or representatives, or (c) place Company, any of its Strategic partners, or any of Company's or its Strategic partners' officers, employees, consultants, agents or representatives in a false light before the public.

9.	Retention Bonus.

On the three-year anniversary of the effective date of this Agreement, Employee, if still employed by Company or Strategic partner shall receive from their employer a Retention Bonus equaling one half of their annual salary in effect at that time.

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10.	Transfer to Strategic partner.

Company may, with mutual consent, transfer Employee to a Strategic partner. In that event, Company will assure that the Strategic partner shall become an assignee of this Agreement, which shall continue in full force and effect and shall apply as between the Strategic partner and Employee In the same manner and to the same extent as if the Strategic partner had executed the Agreement.

11.	Breach of Agreement or Disputes.

In the event of a dispute under this Agreement, the Company and the Employee agree to discuss the dispute and attempt to reach an amicable resolution, which shall be documented in writing and signed by both parties. If the parties are not able to reach an amicable resolution, they agree to a formal mediation or the dispute using a mediator in a location that is agreeable to all parties. If a formal mediation of the dispute is not successful, the parties agree that the dispute will be resolved through binding arbitration in the city of the Employee's main office, using one Arbitrator that is agreeable to the parties, under the rules of the American Arbitration Association. The parties agree to waive any right to use courts of competent jurisdiction, except to enforce the findings of the arbitrator.

12.	Entire Agreement.

This Agreement contains the entire understanding of Employee and Company with respect to employment of Employee and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged, or terminated in whole or in part except by an instrument in writing, signed by the parties hereto, and shall be governed by and construed under the laws of the Slate of Colorado.

13.	Choice of Law.

This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado.

14.	Effective Date.

The Effective Date or this Agreement shall be May 1, 2013.

The parties have caused this instrument to be executed as of May 1, 2013.

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New West Technologies, LLC

By:	/signature/
James S. Williamson, CEO

By:	/signature/
Jennifer A. Williamson

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Modification to Employment Agreement

Per mutual agreement and per Section 18: Entire Agreement; Amendment; Enforceability; Interpretation of the June 25, 2014 Employment Agreement we have agreed by signing this document to cancel the Employment Agreement which was signed and executed on June 25, 2014.

Furthermore, it is mutually agreed to re-instate the employment agreement which was signed and executed on May 1, 2013. The only exception will be an alteration to Section 3: Cash Compensation and Expenses, subsection (a) “For the services to be rendered under this Agreement, Employee will continue to receive an annual salary in the amount of $144,000”. We hereby agree to change the annual salary amount to be $205,000 effective December 1, 2014, which will be paid in accordance with normal payroll procedures of the company and applicable voluntary and involuntary deductions.

The Cybergy Partners Compensation unanimously agreed to change the compensation and request to convert to the previous in Employment Agreement in its meeting on November 18, 2014.

Each party has read and considered the changes to the Agreements carefully, believes that each party understands these provisions and agrees to the new terms as outlined.

The Company and the Employee have agreed by mutual consent and have executed this agreement on the date(s) indicated below.

/signature/	12/1/14	/signature/	12/1/14
Mark Gray		Jennifer Williamson Cockrum
Chairman & CEO		Chief Administrative Officer

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